Exhibit 10.3

TAX MATTERS AGREEMENT

by and among

Nabors Industries Ltd.

and

Nabors Red Lion Limited

Dated as of [•], 2014

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [•], 2014, is by and among Nabors Industries Ltd., a Bermuda exempted company (“Navy”), and Nabors Red Lion Limited, a Bermuda exempted company (“Red Lion”).  Each of Navy and Red Lion is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Navy, directly and through its various subsidiaries, is engaged in the Non-Red Lion Business and the Red Lion Business;

WHEREAS, as a condition to the execution of the Agreement and Plan of Merger, dated as of June 25, 2014, by and among Navy, Red Lion and C&J Energy Services, Inc., a Delaware corporation (“Penny,” and such agreement, the “Merger Agreement”), Navy is causing certain of its Subsidiaries to engage in the Red Lion Restructuring, which includes the U.S. Distributions;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the U.S. Distributions qualify as Tax-free under Section 355 of the Code;

WHEREAS, pursuant to the Merger Agreement, the parties will effect the merger of [Merger Sub], a Delaware corporation, with and into Penny, with Penny continuing as the surviving corporation (the “Merger”), as a result of which the issued and outstanding shares of Penny Common Stock will be converted into the right to receive Red Lion Common Shares;

WHEREAS, following the Merger, Red Lion will transfer, or cause to be transferred, the shares of Penny to a limited liability company to be organized under the laws of Luxembourg and wholly owned by Red Lion (“LuxCo”), thereafter LuxCo will transfer Penny to a corporation to be organized under the laws of the State of Delaware as a direct wholly owned Subsidiary of LuxCo (“USHC”); and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Red Lion Restructuring, and (c) set forth certain rights, responsibilities and obligations relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section.1.01                             General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Carryback” has the meaning set forth in Section 4.02(b).

“Closing Date” means the date on which the Merger is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Disqualifying Action” means a Navy Disqualifying Action or a Red Lion Disqualifying Action.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Benefits Agreement” means the Employee Benefits Agreement by and between the Parties dated as of [•], 2014.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Red Lion Restructuring.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to:  (a) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (b) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a).

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 7.01(a).

“Information Request” has the meaning set forth in Section 7.01(a).

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Mixed Business Income Tax Return” means any Income Tax Return (other than a Navy Consolidated Return), including any consolidated, combined or unitary Income Tax Return, that reflects or reports Income Taxes that relate to at least one asset or activity that is part of the Non-Red Lion Business, on the one hand, and at least one asset or activity that is part of the Red Lion Business, on the other hand.

“Mixed Business Non-Income Tax Return” means any Non-Income Tax Return that reflects or reports Non-Income Taxes that relate to at least one asset or activity that is part of the Non-Red Lion Business, on the one hand, and at least one asset or activity that is part of the Red Lion Business, on the other hand.

“Mixed Business Non-Income Taxes” means any U.S. federal, state or local, or non-U.S. Non-Income Taxes attributable to any Mixed Business Non-Income Tax Return.

“Mixed Business Non-U.S. Income Tax Return” means any Mixed Business Income Tax Return on which Mixed Business Non-U.S. Income Taxes are reflected or reported.

“Mixed Business Non-U.S. Income Taxes” means any non-U.S. Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Business U.S. Income Tax Return” means any Mixed Business Income Tax Return on which Mixed Business U.S. Income Taxes are reflected or reported.

“Mixed Business U.S. Income Taxes” means any U.S. federal, state or local Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Return Preparing Party” has the meaning set forth in Section 2.04(a)(iii).

“Mixed Return Reviewing Party” has the meaning set forth in Section 2.04(a)(iii).

“Navy” has the meaning set forth in the preamble to this Agreement.

“Navy Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Nabors International Finance Inc., a Delaware corporation, as the Common Parent.

“Navy Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Navy Consolidated Return.

“Navy Consultation Statement” has the meaning set forth in Section 6.02(d)(iii).

“Navy Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Navy or any Navy Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the capital stock of Navy or any Navy Entity, or any assets of Navy or any Navy Entity, or (c) any breach by Navy or any Navy Entity of any representation, warranty or covenant made by them in this Agreement, in each case, that would affect the Tax-Free Status of the U.S. Distributions that are intended to qualify for Tax-Free Status; provided, however, the term “Navy Disqualifying Action” shall not include any action described in the Separation Agreement, the Merger Agreement or any Ancillary Agreement.

“Navy Entity” means any Subsidiary of Navy; provided, however, that Red Lion or any Subsidiary of Red Lion (including Penny) shall not be considered a Navy Entity for periods after the Effective Time.

“Navy General Counsel” has the meaning set forth in Section 6.02(d)(i).

“Navy Group” means, individually or collectively, as the case may be, Navy and any Navy Entity.

“Navy Taxes” means, without duplication, all known and unknown Taxes (including any Taxes resulting from an Adjustment) (a) of Navy or any Subsidiary or former Subsidiary of

Navy (including, for the avoidance of doubt, Red Lion and any Subsidiary of Red Lion as of the date prior to the Closing Date) for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05) and (b) any Restructuring Taxes, in each case, other than Red Lion Taxes.

“NCPS” means Nabors Completion & Production Services Co, a Delaware corporation.

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Non-Red Lion Business” has the meaning set forth in the Separation Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Penny” has the meaning set forth in the preamble to this Agreement.

“Penny Common Stock” has the meaning set forth in the Merger Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Preparing Party” has the meaning set forth in Section 2.04(a)(ii).

“Prohibited Entities List” means a list of entities the issuance of Red Lion shares (or the shares of any entity in the chain of NCPS ownership (including NCPS)) to which could cause the U.S. Distributions to be partly or wholly taxable under Section 355 of the Code as a result of an agreement, understanding, arrangement, or substantial negotiations by persons who were directors, officers or by another person or persons with the implicit or explicit permission of one or more of such officers, directors, or controlling shareholders of Navy or any of its Subsidiaries during the two-year period ending on the date of the Restructuring regarding a potential acquisitive transaction involving such entities, to be provided by Navy to Red Lion and Penny no less than five (5) days prior to Closing.

“Prohibited Issuance” means (i) any issuance after the Closing of Red Lion shares, options, warrants or similar interests or such interests of any entity in the chain of NCPS ownership (including NCPS) to any Person in connection with a public offering (within the meaning of Treasury Regulation Section 1.355-7(h)(11)) or a private placement of such stock by Red Lion or such entity in the chain of NCPS ownership (including NCPS), (A) if immediately following and as a result of such issuance, such Person would be a ten-percent shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)), or a “coordinating group” (within the meaning of Treasury Regulation Section 1.355-7(h)(4)) that is treated as a ten-percent shareholder, directly or indirectly, of NCPS or (B) which is taken into account for purposes of Section 355(e) of the Code as a result of pre-Merger Actions of Penny and (ii) any issuance or grant after the Closing of Red Lion capital stock, options, warrants or similar interests, or capital stock, options, warrants or similar interests of any entity in the chain of NCPS ownership (including NCPS), as consideration to effect a merger with or acquisition of any entity (or any affiliate of such entity) included on the Prohibited Entities List. For the avoidance of doubt, the Merger shall not constitute a Prohibited Issuance.

“Proposed Action” has the meaning set forth in Section 6.02(d).

“Proposed Action Notice” has the meaning set forth in Section 6.02(d)(i).

“Red Lion” has the meaning set forth in the preamble to this Agreement.

“Red Lion Business” has the meaning set forth in the Separation Agreement.

“Red Lion Common Shares” has the meaning set forth in the Merger Agreement.

“Red Lion Disqualifying Action” means (a) any action described in Section 6.02(b) (whether or not 6.02(c) is complied with), (b) any violation of Navy’s preemptive rights under Section 6.3(b) of the Bye-Laws of Red Lion Ltd., or (c) any breach by Red Lion or any Red Lion Entity of any representation, warranty or covenant made by them in this Agreement, in each case, taken or occurring after the Closing and as a result of which the U.S. Distributions fail to qualify for Tax-Free Status; provided, however, the term “Red Lion Disqualifying Action” shall not include (i) any action described in the Separation Agreement, the Merger Agreement or any Ancillary Agreement (including, in each case, the exhibits thereto) or that is undertaken pursuant to the Red Lion Restructuring and (ii) any action that would not have caused the U.S. Distributions to fail to qualify for Tax-Free Status in the absence of a Navy Disqualifying Action.

“Red Lion Employee” has the meaning set forth in Section 4.04(b).

“Red Lion Entity” means any Subsidiary of Red Lion immediately after the Effective Time.

“Red Lion Group” means, individually or collectively, as the case may be, Red Lion and any Red Lion Entity.

“Red Lion Restructuring” has the meaning set forth in the Separation Agreement.

“Red Lion Taxes” means, without duplication, all known and unknown Taxes, (a) of or attributable to the Red Lion Business and the Red Lion Group (i) for any Post-Closing Period (other than any Restructuring Taxes) and (ii) for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), to the extent that such Taxes are accrued and reflected in the Working Capital adjustment pursuant to section 2.7 of the Separation Agreement and,(b) incurred as a result of a Red Lion Disqualifying Action.  Red Lion Taxes shall also include Taxes imposed as a result of the U.S. Distributions becoming partly or wholly taxable under Section 355 of the Code as a result of an inaccuracy in the representations and warranties set forth in Sections 4.1(b)(vi)(1)-(2) of the Merger Agreement, it being understood that Taxes (i) shall be considered to result from such inaccuracy only if such Taxes would arise without regard to events occurring after the Closing and (ii) shall be treated as Red Lion Taxes only if such Taxes otherwise would not have been incurred.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Restructuring Taxes” means any Taxes imposed on or arising as a result of the Restructuring.  For the avoidance of doubt, Restructuring Taxes shall include, without limitation, Transfer Taxes and Taxes payable by reason of (i) deferred intercompany transactions or excess loss accounts triggered by any step of the Red Lion Restructuring, (ii) the issuance or settlement in connection with the Red Lion Restructuring of intercompany receivables, payables, loans and other accounts between Red Lion or any member of the Red Lion Group, on the one hand, and Navy and any member of the Navy Group, on the other hand, (iii) the failure of any of the steps of the Red Lion Restructuring intended to qualify as a series of distributions subject to Sections 332 and 355 of the Code to so qualify and (iv) restructuring Red Lion Assets located in Canada in connection with the Red Lion Restructuring.

“Reviewing Party” has the meaning set forth in Section 2.04(a)(ii).

“Separation Agreement” means the Separation Agreement by and between Navy and Red Lion dated as of June 25, 2014.

“Separation Date” has the meaning set forth in the Separation Agreement.

“Single Business Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Non-Red Lion Business, on the one hand, or the Red Lion Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Single Business Return Preparing Party” has the meaning set forth in Section 2.04(b).

“Single Business Return Reviewing Party” has the meaning set forth in Section 2.04(b).

“Single Business Taxes” means any U.S. federal, state or local, or foreign Taxes attributable to any Single Business Return.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto, and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority.

“Tax-Free Status” means the qualification of the U.S. Distributions as Tax-free pursuant to Section 355 of the Code.

“Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the Non-Red Lion Business or the Red Lion Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Agreement” means this Agreement, the Merger Agreement, the Separation Agreement, the Employee Benefits Agreement and the Transition Services Agreement (as defined in the Merger Agreement).

“Transactions” means the Restructuring, and the other transactions contemplated by the Separation Agreement, the Merger Agreement and the Ancillary Agreements.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed as a result of the Restructuring.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Navy, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“U.S.” means the United States of America.

“U.S. Distributions” means the distribution by Nabors Industries, Inc., a Delaware corporation, of NCPS and the distribution by Nabors International Finance Inc., a Delaware corporation, of NCPS.

“U.S. Income Taxes” means any Income Taxes imposed by or payable to the United States, any State or any political subdivision of the United States or any State.

Section.1.02                             Additional Definitions.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section.2.01                             U.S. Income Tax Returns.

(a)                                 Navy Consolidated Returns.  Navy shall cause to be prepared and filed all Navy Consolidated Returns, and shall pay or cause to be paid all Taxes shown to be due and payable on such Tax Returns; provided that Red Lion shall reimburse Navy for any such Taxes that are Red Lion Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date by Red Lion or a Red Lion Entity).

(b)                                 Extraordinary Transactions.  Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by Red Lion or any Red Lion Entity on the Closing Date after the Effective Time as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law and for purposes of allocating responsibility for Taxes pursuant to this Agreement.

(c)                                  Mixed Business U.S. Income Tax Returns.

(i)                                     Navy shall prepare and file (or cause a Navy Entity to prepare and file) any Mixed Business U.S. Income Tax Return required to be filed by Navy or a Navy Entity and shall pay, or cause such Navy Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Red Lion shall reimburse Navy for any such Taxes that are Red Lion Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date by Red Lion or a Red Lion Entity).

(ii)                                  Red Lion shall prepare and file (or cause a Red Lion Entity to prepare and file) any Mixed Business U.S. Income Tax Return required to be filed by Red Lion or a Red Lion Entity after the Closing Date, if any, and Red Lion shall pay, or cause such Red Lion Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Navy shall reimburse Red Lion for any Taxes that are Navy Taxes.

(d)                                 Single Business U.S. Income Tax Returns.

(i)                                     Navy shall prepare and file (or cause a Navy Entity to prepare and file) any Single Business Return that relates to U.S. Income Taxes for a Pre-Closing Period or a Straddle Period required to be filed by Navy or a Navy Entity, if any, and shall pay, or cause such Navy Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Red Lion shall reimburse Navy for any such Taxes that are Red Lion Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date by Red Lion or a Red Lion Entity).

(ii)                                  Red Lion shall prepare and file (or cause a Red Lion Entity to prepare and file) any Single Business Return that relates to U.S. Income Taxes for a Pre-Closing Period or a Straddle Period required to be filed by Red Lion or a Red Lion Entity after the Closing Date, if any, and Red Lion shall pay, or cause such Red Lion Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Navy shall reimburse Red Lion for any Taxes that are Navy Taxes.

Section.2.02                             Mixed Business Non-U.S. Income Tax Returns and Mixed Business Non-Income Tax Returns.

(a)                                 Navy shall prepare and file (or cause a Navy Entity to prepare and file) any Mixed Business Non-U.S. Income Tax Return and any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Navy or a Navy Entity and shall pay, or cause such Navy Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Red Lion shall reimburse Navy for any such Taxes that are Red Lion Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date).

(b)                                 Red Lion shall prepare and file (or cause a Red Lion Entity to prepare and file) any Mixed Business Non-U.S. Income Tax Return and any Mixed Business Non-Income Tax Returns, in each case for a Pre-Closing Period or a Straddle Period required to be filed by Red Lion or a Red Lion Entity after the Closing Date, and Red Lion shall pay, or cause such Red Lion Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Navy shall reimburse Red Lion for any such Taxes that are Navy Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date).

Section.2.03                             Single Business Returns.  Except as set forth in Section 2.01(d), (a) Navy shall prepare and file (or cause a Navy Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by Navy or a Navy Entity and shall pay, or cause such Navy Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Red Lion shall reimburse Navy for any such Taxes that are Red Lion Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date), and (b) Red Lion shall prepare and file (or cause a Red Lion Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by Red Lion or a Red Lion Entity and

Red Lion shall pay, or cause such Red Lion Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Navy shall reimburse Red Lion for any such Taxes that are Navy Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date).

Section.2.04                             Tax Return Procedures.

(a)                                 Procedures relating to Tax Returns other than Single Business Returns.

(i)                                     Navy Consolidated Returns.  With respect to all Navy Consolidated Returns, Navy shall include only the items of income, gain, deduction, loss and credit determined as if there was a closing of the books as of the close of the Closing Date.  Navy shall prepare the portions of such Navy Consolidated Returns that relate to the Red Lion Business in a manner that is consistent with Past Practice unless otherwise required by applicable Law and shall provide a draft of such portions of such Navy Consolidated Return to Red Lion for its review and comment at least thirty (30) days prior to the Due Date for such Navy Consolidated Return, provided, however, that nothing herein shall prevent Navy from timely filing any such Navy Consolidated Return.  The Parties shall negotiate in good faith to resolve all disputed issues.  Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Navy Consolidated Return, such Navy Consolidated Return shall be timely filed by Navy and the Parties agree to amend such Navy Consolidated Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(ii)                                  Mixed Business U.S. Income Tax Returns.  The Party required to prepare and file any Mixed Business U.S. Income Tax Return (the “Preparing Party”) shall prepare the portions of such Mixed Business U.S. Income Tax Return that relates to the business of the other Party (the “Reviewing Party”) (the Red Lion Business or the Navy Business, as the case may be) in a manner that is consistent with Past Practice unless otherwise required by applicable Law and shall provide a draft of such portion of such Mixed Business U.S. Income Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Mixed Business U.S. Income Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Mixed Business U.S. Income Tax Return.  In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith.  The Parties shall negotiate in good faith to resolve all disputed issues.  Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Mixed Business U.S. Income Tax Return, such Mixed Business U.S. Income Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Mixed Business U.S. Income Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(iii)                               Mixed Business Tax Returns.  The party that is required to prepare and file any Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return pursuant to Section 2.02 (the “Mixed Return Preparing Party”) shall prepare any such Tax Returns consistent with Past Practice unless otherwise required by Law.  In the event that Past Practice is not applicable to a particular item or matter, the Mixed Return Preparing Party shall determine the reporting of such item or matter in good faith.  The Mixed Return Preparing Party shall submit to the other party (the “Mixed Return Reviewing Party”) information relating to the portion of such Tax Return that relates to Taxes for which the Mixed Return Reviewing Party is responsible pursuant to this Agreement, and in no event shall the Mixed Return Preparing Party be required to share any other information with the Mixed Return Reviewing Party, along with a statement setting forth the calculation of the Tax reimbursable by the Mixed Return Reviewing Party under Section 2.02 at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Mixed Return Preparing Party from timely filing any such Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return.  The Parties shall negotiate in good faith to resolve all disputed issues.  Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return, such Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return, as applicable, shall be timely filed by the Mixed Return Preparing Party and the Parties agree to amend such Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return, as applicable, as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b)                                 Procedures relating to Single Business Returns.  The Party that is required to prepare and file any Single Business Return pursuant to Section 2.01(d) or 2.03 (the “Single Business Return Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Single Business Return Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Single Business Return Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Single Business Return Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Single Business Return Reviewing Party under Section 2.01(d) or 2.03 at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Single Business Return Preparing Party from timely filing any such Single Business Return.  The Parties shall negotiate in good faith to resolve all disputed issues.  Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Return, such Single Business Return shall be timely filed by the Single Business Return Preparing Party and the Parties agree to amend such Single Business Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c)                                  Notwithstanding anything to the contrary in this Article II, the portion of any Tax Return that relates to any Restructuring Taxes shall be prepared by Navy in the manner determined by Navy in its sole discretion (or, if such Tax Return is required to be prepared by Red Lion, shall be prepared by Red Lion in the manner determined by Navy in its sole discretion, provided, however, that nothing herein shall obligate Red Lion to take a position on a Tax Return that is inconsistent with applicable law), provided, further, that to the extent such Tax Return relates to any Taxes other than U.S. federal, state or local Taxes, Navy shall provide a draft of any such portion of any such Tax Return to Red Lion for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent Navy or Red Lion from timely filing any such Tax Return.  The Parties shall negotiate in good faith to resolve all disputed issues.  Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Navy and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section.2.05                             Straddle Period Tax Allocation.  Navy and Red Lion shall take all actions necessary or appropriate to close the taxable year of Red Lion and each Red Lion Entity for all Tax purposes as of the close of the Closing Date to the extent required or permitted by applicable Law.  If applicable Law does not require or permit Red Lion or a Red Lion Entity, as the case may be, to close its taxable year on the Closing Date, then the allocation of income or deductions required or permitted to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of other Taxes, be allocated pro rata per day between the portion of the period ending on the Closing Date and the portion of the period beginning the day after the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.

Section.2.06                             Timing of Payments.  All Taxes required to be paid or caused to be paid pursuant to this Article II by either Navy or a Navy Entity or Red Lion or a Red Lion Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Navy or Red Lion to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section.2.07                             Expenses.  Except as provided in Sections 3.01 and 3.02 (in respect of indemnification) and 8.01 (in respect of the Accounting Firm), each Party shall bear its own expenses incurred in connection with this Article II.

Section.2.08                             Apportionment of Red Lion Taxes.  For all purposes of this Agreement, but subject to Section 4.03, Navy and Red Lion shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the Red Lion Business (and in the case of a Tax Item that is properly attributable to both the Red Lion Business and the Navy Business, the allocation of such Tax Item between the Red Lion Business and the Navy Business) in a manner consistent with the provisions hereof and any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01.

ARTICLE III

INDEMNIFICATION

Section.3.01                             Indemnification by Navy.  Navy shall pay, and shall indemnify and hold Red Lion and each Red Lion Entity harmless from and against, without duplication, (a) all Navy Taxes, (b) all Taxes incurred by Red Lion or any Red Lion Entity by reason of the breach by Navy of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section.3.02                             Indemnification by Red Lion.  Red Lion shall pay, and shall indemnify and hold Navy and each Navy Entity harmless from and against, without duplication, (a) all Red Lion Taxes, (b) all Taxes incurred by Navy or any Navy Entity by reason of the breach by Red Lion of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section.3.03                             Indemnity Survival.  Each Party’s right to indemnification under Sections 3.01 and 3.02 shall terminate thirty (30) days following the expiration of the applicable statute of limitations.

Section.3.04                             Characterization of and Adjustments to Payments.

(a)                                 For all Tax purposes, Navy and Red Lion agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Closing Date) as either a contribution by Navy to Red Lion or a Red Lion Entity or a distribution by Red Lion or a Red Lion Entity to Navy, as the case may be, occurring immediately prior to the Closing Date and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, as paid to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

(b)                                 Any indemnity payment under this Article III shall be decreased to take into account an amount equal to the Tax Benefit actually realized by the Indemnified Party (which Tax Benefit would not have arisen or been realized but for such indemnified liability).

Section.3.05                             Timing of Indemnification Payments.  Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment.

ARTICLE IV

REFUNDS, CARRYBACKS, TIMING DIFFERENCE AND TAX ATTRIBUTES

Section.4.01                             Refunds.

(a)                                 Except as provided in this Section 4.01 or Section 4.02, Navy shall be entitled to all Refunds of Taxes for which Navy is responsible pursuant to Article III, and Red Lion shall be entitled to all Refunds of Taxes for which Red Lion is responsible pursuant to Article III and Refunds that are accrued and reflected in the Working Capital adjustment pursuant to section 2.7 of the Separation Agreement.  A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b)                                 In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article III which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to Article III (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c)                                  Notwithstanding Section 4.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d)                                 To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section.4.02                             Carrybacks.

(a)                                 The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b)                                 Except to the extent otherwise consented to by Navy or prohibited by applicable Law, Red Lion shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or

Straddle Period (a “Carryback”).  In the event that Red Lion (or the appropriate member of the Red Lion Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Navy consents to a Carryback), Navy shall cooperate with Red Lion, at Red Lion’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to Red Lion the amount of such Refund within ten (10) days after such Refund is received; provided, however, that Red Lion shall indemnify and hold the members of the Navy Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Navy Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.

Section.4.03                             Tax Attributes.

(a)                                 Navy and Red Lion shall jointly determine in good faith the allocation of Tax Attributes arising in a Pre-Closing Period to the Navy Group and the Red Lion Group in accordance with the Code and Treasury Regulations, including Treasury Regulations Sections 1.1502-9T(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A (and any applicable state, local and foreign Laws); provided, that (i) earnings and profits will be allocated in accordance with Code Section 312(h) and Treasury Regulations Sections 1.312-10(b) and 1.1502-33(e) and (ii) Navy shall make any determination as to (A) basis, and (B) valuation, and shall make such determination consistent with Past Practice, where applicable.  Navy and Red Lion hereby agree to compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.03(a) unless otherwise required by a Final Determination.

(b)                                 To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.03(a).

Section.4.04                             [Reserved]

Section.4.05                             Timing Differences.  If pursuant to a Final Determination any Tax Benefit is actually realized by a member of the Red Lion Group as a result of an Adjustment to any Taxes for which a member of the Navy Group is responsible hereunder (or Tax Attribute of a member of the Navy Group) and such Tax Benefit would not have arisen or been realized but for such Adjustment, or if pursuant to a Final Determination any Tax Benefit is actually realized by a member of the Navy Group as a result of an Adjustment to any Taxes for which a member of the Red Lion Group is responsible hereunder (or Tax Attribute of a member of the Red Lion Group) and such Tax Benefit would not have arisen or been realized but for such Adjustment, Red Lion or Navy, as the case may be, shall make a payment to either Navy or Red Lion, as appropriate, within thirty (30) days following the realization of any such Tax Benefit, in an amount equal to the Tax Benefit actually realized (including any Tax Benefit actually realized as a result of the payment).

ARTICLE V

TAX PROCEEDINGS

Section.5.01                             Notification of Tax Proceedings.  Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding.  The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section.5.02                             Tax Proceeding Procedures Generally.

(a)                                 Tax Proceedings relating to Navy Consolidated Returns, Mixed Business U.S. Income Tax Returns and Single Business U.S. Income Tax Returns.

(i)                                     Except as provided in Section 5.03, Navy (including through a Navy Entity) shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Navy Consolidated Return, Mixed Business U.S. Income Tax Return, or Single Business Return required to be prepared by Navy or a Navy Entity pursuant to Section 2.01, and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Red Lion is responsible pursuant to Article III, Navy (A) shall keep Red Lion informed in a timely manner of all actions proposed to be taken by Navy with respect to such Tax Proceeding (but limited to the portion of such Tax Proceeding that relates to Taxes for which Red Lion is responsible pursuant to Article III) and (B), shall permit Red Lion to participate in all proceedings with respect to such Tax Proceeding (but limited to the portion of such Tax Proceeding that relates to Taxes for which Red Lion is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of Red Lion, which shall not be unreasonably withheld, delayed or conditioned.

(ii)                                  Except as provided in Section 5.03, Red Lion (including through a Red Lion Entity) shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business U.S. Income Tax Return or Single Business Return required to be prepared by Red Lion or a Red Lion Entity pursuant to Section 2.01, and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Navy is responsible pursuant to Article III, Red Lion (A) shall keep Navy informed in a timely manner of all actions proposed to be taken by Red Lion with respect to such Tax Proceeding (but limited to the portion of such Tax Proceeding that relates to Taxes for which Navy is responsible pursuant to Article III) and (B) shall permit Navy to participate in all proceedings with respect to such Tax Proceeding (but limited to the portion of such Tax Proceeding that relates to Taxes for which Navy is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of Navy, which shall not be unreasonably withheld, delayed or conditioned.

(b)                                 Tax Proceedings relating to Mixed Business Non-U.S. Income Tax Returns and Mixed Business Non-Income Tax Returns.  The Mixed Return Preparing Party with respect to any Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to such Tax Return and any such defense shall be made diligently and in good faith; provided that the Mixed Return Preparing Party shall (i) keep the Mixed Return Reviewing Party informed in a timely manner of all actions proposed to be taken by the Mixed Return Preparing Party with respect to such Tax Proceeding and, (ii) to the extent such Tax Proceeding could materially affect the amount of Taxes for which the Mixed Return Reviewing Party is responsible pursuant to Article III, shall permit the Mixed Return Reviewing Party to participate in all proceedings with respect to such Tax Proceeding (but limited to the portion of such Tax Proceeding that relates to Taxes for which the Mixed Return Reviewing Party is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of the Mixed Return Reviewing Party, which shall not be unreasonably withheld, delayed or conditioned.

(c)                                  Tax Proceedings relating to Single Business Returns.  Except as provided in Sections 5.02(a) and 5.03, the Indemnifying Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Single Business Return for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to participate in all proceedings with respect to such Tax Proceeding.

Section.5.03                             Tax Proceedings in respect of Restructuring Taxes and Disqualifying Actions.

(a)                                 Navy and Red Lion shall be entitled to jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to (i) Restructuring Taxes (to the extent reflected on a Tax Return including solely Red Lion or any Red Lion Entities) and (ii) any Taxes attributable to a Red Lion Disqualifying Action.

(b)                                 Navy shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to (i) Restructuring Taxes (to the extent reflected on a Tax Return of Navy or a Navy Entity) and (ii) any Taxes attributable to a Navy Disqualifying Action, and shall defend such Adjustment diligently and in good faith; provided that Navy shall keep Red Lion informed in a timely manner of all actions taken or proposed to be taken by Navy.

Section.5.04                             Tax Proceedings in respect of Transfer Pricing Matters.  Notwithstanding anything to the contrary in this Article V, if (a) a Tax Proceeding that relates to transfer pricing matters (including, for the avoidance of doubt, any proceeding that is part of a competent authority process) would reasonably be expected to give rise to an Adjustment of Taxes for which one party is responsible pursuant to Article III, and (b) such responsible party is not the party entitled to control such Tax Proceeding pursuant to this Article V, then the party entitled to control such Tax Proceeding shall permit such responsible party to participate in all proceedings with respect to such Tax Proceeding (or, if Red Lion is such responsible party, solely the portion of such Tax Proceeding that relates to Taxes for which Red Lion is responsible pursuant to Article III), and shall not agree to any settlement or compromise of such Tax Proceeding without the consent of such responsible party, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE VI

TAX-FREE STATUS OF THE CERTAIN TRANSACTIONS

Section.6.01                             [Reserved]

Section.6.02                             Restrictions Relating to the Restructuring.

(a)                                 General.  Neither Navy nor Red Lion shall, nor shall Navy or Red Lion permit, any Navy Entity or any Red Lion Entity, respectively, to take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of Navy Disqualifying Action and Red Lion Disqualifying Action, respectively.

(b)                                 Restrictions.  Prior to the first day following the second anniversary of the Merger (the “Restriction Period”), except as required pursuant to any agreement to which Red Lion or NCPS became bound prior to the Effective Time, Red Lion:

(i)                                     shall, and shall cause its Subsidiaries to continue and cause to be continued the active conduct of the Red Lion Business (within the meaning of Sections 355(a)(1)(C) and 355(b) of the Code and taking into account Section 355(b)(3) of the Code), in all cases as conducted immediately prior to the Restructuring;

(ii)                                  shall not, and shall not permit its Subsidiaries that conduct the Red Lion Business to, voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes);

(iii)                               shall not, and shall not permit its Subsidiaries to (or enter into any agreement, understanding, arrangement, or substantial negotiations to (within the meaning of Section 355(e) of the Code and Treasury Regulation Section1.355-7)) engage in any Prohibited Issuance;

(iv)                              shall not, and shall not permit its Subsidiaries to (or enter into any agreement, understanding, arrangement, or substantial negotiations to (within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7)), sell or dispose of any Red Lion Entity in the chain of ownership that includes NCPS (including NCPS); provided, however, that sales or dispositions of any such Red Lion Entity to any

Person that is a direct or indirect wholly owned Subsidiary of Red Lion shall be permitted; and

(v)                                 shall not, and shall not permit NCPS or any entity in the chain of NCPS ownership to, sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the consolidated gross assets of NCPS.  The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes, (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Red Lion or any member of the Red Lion Group or (5) any merger, consolidation or amalgamation of Red Lion or any of its Subsidiaries with any Person that is a direct or indirect wholly owned Subsidiary of Red Lion.  The percentages of gross assets or consolidated gross assets of NCPS sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of NCPS owned as of the Closing Date.  For purposes of this Section 6.02(b)(v), a merger of Red Lion or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Red Lion shall constitute a disposition of all of the assets of Red Lion or such Subsidiary.

(c)                                  Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, Red Lion or a Red Lion Entity may proceed with any of the actions or transactions described therein, if (i) Red Lion shall first have requested Navy to obtain a ruling in accordance with Section 6.03(a) to the effect that such action or transaction will not affect the Tax-Free Status of the U.S. Distributions and Navy shall have received such a ruling in form and substance reasonably satisfactory to it, (ii) Red Lion shall have provided to Navy an Unqualified Tax Opinion in form and substance reasonably satisfactory to Navy, or (iii) Navy shall have waived in writing the requirement to obtain such ruling or opinion.  In determining whether a ruling or opinion is reasonably satisfactory, Navy may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits.

(d)                                 Navy Consultation Right. During the Restriction Period, at least thirty (30) days prior to Red Lion or any entity in the chain of NCPS ownership (including NCPS) (i) issuing shares, options, warrants or similar interests (other than any such interests (x) issued, in a transaction, other than a Prohibited Issuance, to which Code Sections 83 or 421(a) or (b) applies, to a person for the performance of services as an employee, director, or independent contractor for Red Lion, Penny or any affiliate, (y) prohibited from being issued under 6.02(b)(iii) or (z) subject to preemptive rights under Section 6.3(b) of the Bye-Laws of Red Lion Ltd.), (ii) merging with an entity not on the Prohibited Entities List, (iii) amending its Memorandum of

Association, certificate of incorporation or other organizational documents, or taking any other action affecting its capital stock, in each case in a manner that diminishes Navy’s relative per-share voting rights with respect to Red Lion or such entity, or (iv) agreeing to be acquired by an entity not on the Prohibited Entities List (each, a “Proposed Action”):

(i)                                     Red Lion shall provide written notice of such Proposed Action to Navy’s general counsel (the “Navy General Counsel”) describing the steps to be taken pursuant to such Proposed Action and the parties involved in such Proposed Action (the “Proposed Action Notice”);

(ii)                                  Red Lion and Navy will cooperate with each other and provide each other such information as Red Lion or Navy, as applicable, reasonable determines to be necessary for it to determine whether the Proposed Action may compromise the Tax-Free Status of the U.S. Distributions.

(iii)                               The Navy General Counsel shall, within twenty (20) days of receipt of the Proposed Action Notice, respond in writing to Red Lion informing Red Lion that Navy objects to the Proposed Action because Navy has determined in good faith that there is a reasonable risk that the Proposed Action would cause the U.S. Distributions to be partly or wholly taxable under Section 355 of the Code (such written response, the “Navy Consultation Statement”).  In the event that Navy objects to the Proposed Action pursuant to the preceding sentence, the Navy Consultation Statement shall set forth a detailed explanation specifying the factual basis and legal analysis supporting Navy’s good faith assessment that there is a reasonable risk that the Proposed Action would cause the U.S. Distributions to be partly or wholly taxable under Section 355 of the Code;

(iv)                              Following receipt of the Navy Consultation Statement, Red Lion or the Red Lion Entity shall be permitted to take the Proposed Action.  Notwithstanding anything in this Agreement to the contrary, Red Lion shall indemnify Navy for any Taxes imposed as a result of the U.S. Distributions becoming partly or wholly taxable under Section 355 of the Code as a result of Red Lion or a Red Lion Entity taking a Proposed Action if (1) no Tax would have been imposed but for an agreement, understanding, arrangement or substantial negotiations during the two-year period ending on the date of the Restructuring by persons who were directors, officers or by another person or persons with the implicit or explicit permission of one or more of such officers, directors, or controlling shareholders of Penny or any of its Subsidiaries, or (2) Navy properly objected to such Proposed Action in accordance with the terms of this Section 6.02(d). For the avoidance of doubt, Red Lion shall not be required to indemnify Navy pursuant to this Section 6.02(d)(iv) for any Taxes imposed as a result of the U.S. Distributions becoming partly or wholly taxable under Section 355 of the Code as a result of a Proposed Action taken following completion of the consultation process described in this Section 6.02(d) if (i) Navy does not object to such Proposed Action and (ii) (A) either no event or circumstance described in (1) above occurred, or (B) an event or circumstance described in (1) above has occurred, but the Tax would have been imposed even had such event or circumstance not occurred.

(e)                                  Tax Reporting.  Each of Navy and Red Lion covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Income Tax Return that is inconsistent with the Tax-Free Status of the U.S. Distributions.

(f)                                   For the avoidance of doubt, notwithstanding the restrictions set forth in this Section 6.02, Red Lion shall be permitted to enter into the Merger and the Merger shall not be considered to be a Red Lion Disqualifying Action, but shall not impact any obligations of the parties under this Agreement.

Section.6.03                             Procedures Regarding Opinions and Rulings.

(a)                                 If Red Lion notifies Navy that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Navy shall cooperate with Red Lion and use its reasonable best efforts to seek to obtain a ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Red Lion to take the Notified Action unless Navy shall have waived the requirement to obtain such ruling or opinion.  If such a ruling is to be sought, Navy shall apply for such ruling and Navy and Red Lion shall jointly control the process of obtaining such ruling.  In no event shall Navy be required to file any ruling request under this Section 6.03(a) unless Red Lion represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the Red Lion Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete.  Red Lion shall reimburse Navy for all reasonable costs and expenses incurred by the Navy Group in obtaining a ruling or Unqualified Tax Opinion requested by Red Lion within ten (10) days after receiving an invoice from Navy therefor.

(b)                                 Navy shall have the right to obtain a ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Navy determines to obtain such ruling or opinion, Red Lion shall (and shall cause each Red Lion Entity to) cooperate with Navy and take any and all actions reasonably requested by Navy in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided, that Red Lion shall not be required to make (or cause a Red Lion Entity to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which it has no control.  In connection with obtaining such ruling, Navy shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling.  Navy shall reimburse Red Lion for all reasonable costs and expenses incurred by the Red Lion Group in cooperating with Navy’s efforts to obtain a ruling or Unqualified Tax Opinion within ten (10) days after receiving an invoice from Red Lion therefor.

(c)                                  Except as provided in Sections 6.03(a) and (b), following the Effective Time, neither Red Lion nor any Red Lion Entity or Affiliate shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring (including the impact of any transaction on the Restructuring).

ARTICLE VII

COOPERATION

Section.7.01                             General Cooperation.

(a)                                 The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”).  Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i)                                     the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (which, in the case of any Navy Consolidated Return or Mixed Business Income Tax Return, shall be limited to the portion of such Tax Return that relates to Taxes for which Red Lion is responsible pursuant to this Agreement);

(ii)                                  the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii)                               the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv)                              the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries (which, in the case of any Navy Consolidated Return or Mixed Business Income Tax Return, shall be limited to the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which Red Lion is responsible pursuant to this Agreement).

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section.7.02                             Retention of Records.  Navy and Red Lion shall retain or cause to be retained (including by a Navy Entity or Red Lion Entity, as the case may be) all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents.  A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents.  The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

MISCELLANEOUS

Section.8.01                             Dispute Resolution.  In the event of any dispute between the Parties as to any matter covered by this Agreement, the parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute.  In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Navy and Red Lion and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties.  The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Navy and its Subsidiaries, except as otherwise required by applicable Law.  The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section.8.02                             Tax Sharing Agreements.  All Tax sharing, indemnification and similar agreements, written or unwritten, as between Navy or a Navy Entity, on the one hand, and Red Lion or a Red Lion Entity, on the other (other than this Agreement or any other Transaction Agreement), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of Navy or a Navy Entity, or Red Lion or a Red Lion Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section.8.03                             Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section.8.04                             Survival of Covenants.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section.8.05                             Successors.  This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, and to any of the parties hereto (including without limitation any successor of a Navy Entity or Red Lion Entity succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.  As of the Effective Time, this Agreement shall be binding on Penny and Penny shall be subject to the obligations and restrictions imposed on Red Lion hereunder, including, without limitation, with respect to the restrictions imposed on Red Lion under Section 6.02.

Section.8.06                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section.8.07                             Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section.8.08                             Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Affiliates and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement nor change any of the steps in the Plan of Reorganization (as such term is defined in the Separation Agreement).  Except as provided in Article III with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section.8.09                             Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section.8.10                             Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement.  No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section.8.11                             Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Navy and Red Lion have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section.8.12                             Counterparts.  This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section.8.13                             Coordination with the Employee Benefits Agreement.  To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Benefits Agreement, such Taxes shall be governed exclusively by the Employee Benefits Agreement and not by this Agreement.

Section.8.14                             Confidentiality.  The parties hereby agree that the provisions of the Confidentiality Agreement (as defined in the Merger Agreement) shall apply to all information and material furnished by any party or its representatives hereunder (including any Information and any Tax Returns).

Section.8.15                             Notices.  Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery with an fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to:  Navy, to:

Fax:

Attention:

with a copy to:

Fax:

Attention:

If to:  Red Lion, to:

Fax:

Attention:

with a copy to:

Fax:

Attention:

Any notice to Navy will be deemed notice to all members of the Navy Group, and any notice to Red Lion will be deemed notice to all members of the Red Lion Group.

Section.8.16                             Effective Date.  This Agreement shall become effective as of the Separation Date.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Nabors Industries Ltd.

By
Name:
Title:

Nabors Red Lion Limited

By
Name:
Title: